Exhibit 10.6

RLI CORP. NONEMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN

ARTICLE 1

INTRODUCTION

1.1.         Establishment.  RLI has established this Plan effective January 1, 2005.  Prior to that date, RLI provided similar deferred compensation opportunities to its Directors under certain Prior Agreements.  All obligations under the Prior Agreements (including any predecessor arrangements) will be satisfied under the Prior Agreements, rather than under this Plan.

1.2.         Purpose.  The purpose of the Plan is to attract and retain qualified Directors and to provide them with an opportunity to save on a pre-tax basis and accumulate tax-deferred income to achieve their financial goals.

1.3.         Definitions.  When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.3.1.      Account — the separate recordkeeping account (unfunded and unsecured) maintained for each Participant in connection with his/her participation in the Plan.

1.3.2.      Affiliate — a business entity which is under a “common control” with RLI or which is a member of an “affiliated service group” that includes RLI, as those terms are defined in Code § 414(b), (c) and (m).

1.3.3.      Beneficiary — the person or persons designated as such under Sec. 5.2.

1.3.4.      Board — the Board of Directors of RLI.

1.3.5.      Code — the Internal Revenue Code of 1986, as the same may be amended from time to time.

1.3.6.      Direct Compensation — the total amounts, as determined by RLI, payable to a Director for services as a Director, whether payable in cash or in RLI Stock, but excluding amounts determined by RLI to be expense reimbursements.

1.3.7.      Director — an individual who is a member of the Board but who is not an Employee of RLI or an Affiliate.

1.3.8.      Employee — a common-law employee of RLI or an Affiliate (while it is an Affiliate).

1.3.9.      ERISA — the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

1.3.10.    Participant — a Director who enrolls as a Participant in the Plan under Sec. 2.2.

1.3.11.    Plan — the unfunded deferred compensation plan that is set forth in this document, as the same may be amended from time to time.  The name of the Plan is the “RLI Corp. Nonemployee Directors Deferred Compensation Plan.”

1.3.12.    Prior Agreement — an individual agreement entered into by a Director and RLI to provide deferred compensation opportunities to the Director.  In certain cases, such Prior Agreement was a successor to an earlier arrangement known as the Director Non-Qualified Deferred Compensation Plan.

1.3.13.    RLI — RLI Corp. and any Successor Corporation.

1.3.14.    RLI Stock — the common stock of RLI.

1.3.15.    Successor Corporation — any entity that succeeds to the business of RLI through merger, consolidation, acquisition of all or substantially all of its assets, or any other means and which elects before or within a reasonable time after such succession, by appropriate action evidenced in writing, to continue the Plan.

1.3.16.    Termination of Service — the Participant’s departure from the Board, unless the Director then becomes an Employee.  Notwithstanding the foregoing, a “Termination of Service” will be deemed not to have occurred if such departure would not be considered a “separation from service” under Code § 409A(a)(2)(A)(i) or any regulations or other guidance issued by the Treasury Department under Code § 409A.  In such case, a Termination of Service will be deemed to have occurred at the earliest time allowed under Code § 409A.

1.3.17.    Vested — nonforfeitable.

1.3.18.    Year — the calendar year.

1.4.         Nonqualified Deferred Compensation.  The Plan is a nonqualified deferred compensation plan subject to Code § 409A.  To the extent any provision of the Plan does not satisfy the requirements contained in Code § 409A or in any regulations or other guidance issued by the Treasury Department under Code § 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any contrary provision of the Plan or any inconsistent election made by a Participant.

ARTICLE 2

PARTICIPATION

2.1.         Eligibility.  All Directors will be eligible to participate in the Plan.  A Director may continue to participate in the Plan for so long as the Plan remains in effect and he/she remains a Director.

2.2.         Enrollment.  A Director will be allowed to enroll in the Plan during the thirty (30) day period coinciding with and following the date he/she becomes a Director.  Such an enrollment will be effective as of the date it is made.  Thereafter, a Director may elect to enroll for a Year during the enrollment period established by RLI for such Year, which enrollment period will be a period of not less than thirty (30) days that ends not later than the last day of the prior Year.  Enrollment must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).

2.3.         Direct Compensation Deferrals.

2.3.1.      Elections.  A Director may elect to reduce his/her Direct Compensation by any whole percent, but not more than one-hundred percent (100%).  A separate reduction percentage may apply to the portion of a Director’s Direct Compensation that is payable in cash and to the portion that is payable in RLI Stock granted under the RLI Corp. Nonemployee Directors Stock Plan.  An election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).  An election must be made as part of the enrollment described in Sec. 2.2.

2.3.2.      Elections Relate to Services Performed After the Election and Are Irrevocable.  An election will apply to all Direct Compensation attributable to services performed in a given Year, regardless of when such Direct Compensation would otherwise be provided to the Participant (for example, an election to defer an annual fee attributable to services performed in a given Year but payable in the next Year, must be made as part of the enrollment election made prior to the Year in which the services are performed).  However, an election made in connection with a mid-year enrollment under Sec. 2.2 will be effective for Direct Compensation attributable to services performed on and after the effective date of the enrollment as provided in Sec. 2.2.  An election will apply solely with respect to the given Year – that is, an election will not automatically be carried over and applied to the next Year.  An election will be irrevocable throughout the Year (or the remaining portion thereof); except that, deferrals of Direct Compensation will automatically stop during the Year:

(a)           Upon Termination of Service; or

(b)           Upon termination of the Plan.

ARTICLE 3

ACCOUNTS

3.1.         Accounts.  RLI shall establish and maintain a separate Account for each Participant.  The Account shall be for recordkeeping purposes only and shall not represent a trust fund or other segregation of assets for the benefit of the Participant.  The balance of each Participant’s Account will be maintained in full and fractional shares of RLI Stock.

3.2.         Credits to Accounts.  Each Participant’s Account shall be credited from time to time as provided in this section.

3.2.1.      Direct Compensation Deferrals.  The amount of each Direct Compensation cash payment or RLI Stock grant which the Participant has elected to defer under the Plan shall be credited to the Participant’s Account on, or as soon as administratively practicable after, the date it would otherwise be provided to the Participant.  Any cash amount shall be converted to RLI Stock credits, equal to the number of full and fractional shares that could be purchased with such amount on, or as soon as administratively feasible after, the date such amount is credited to the Participant’s Account.

3.2.2.      Dividends and Other Adjustments.  The Participant’s Account shall be credited with additional RLI Stock credits, equal to the number of full and fractional shares of RLI Stock that could be purchased with any cash dividends which would be payable on the RLI Stock credited to the Participant’s Account.  For this purposes, the share price on, or as soon as administratively practicable after, the date the dividend is paid will be used.  The Account also will be adjusted for any stock split, redemption or similar event, in a manner determined to be reasonable by RLI.

3.3.         Charges to Accounts.  As of the date any Plan benefit measured by the Account is paid to the Participant or his/her Beneficiary, the Account shall be charged with the amount of such benefit payment.

ARTICLE 4

BENEFITS

4.1.         Vesting.  The Participant’s Account shall be fully (100%) Vested.

4.2.         Payment of Plan Benefits on Termination of Service - General Rule.  If the Participant has an Account balance at his/her Termination of Service, RLI shall pay that balance to the Participant in five (5) annual installments, as follows:

(a)           Time.  The first installment shall be paid on, or as soon as administratively practicable after, the January 1 following the Year in which the Participant’s Termination of Service occurs.  The remaining installments shall be paid on, or as soon as administratively practicable after, each subsequent January 1.

(b)           Amount.  The amount of each installment shall be determined using a “fractional” method – by multiplying the Participant’s Account balance immediately before the installment payment date by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining (including the installment in question).  The result shall be rounded down to the next lower full share of RLI Stock, except for the final installment, which shall be rounded up to the next higher full share of RLI Stock.

4.3.         Extended Installment Payments.

4.3.1.      Election to Extend Installments – General Rule.  A Participant may elect to extend the number of annual installments he/she receives under the Plan to ten (10) or fifteen (15) installments, subject to the rules below.  Any such election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).  The extended installments shall commence on the date specified in Sec. 4.2(a), unless otherwise postponed by this Article 4, and the amount of each installment shall be determined under the fractional method described in Sec. 4.2(b).

4.3.2.      Election to Extend Installments upon Initial Plan Enrollment.  An election to extend the number of installments may be made as part of the Participant’s initial enrollment in the Plan, as described in Sec. 2.2.

4.3.3.      Subsequent Election to Extend Installments.  If a Participant did not elect to extend the number of installments upon initial enrollment, or if the Participant wants to further extend the number of installments after becoming a Participant, he/she may elect to extend the number of installments in accordance with the following rules:

(a)           The election must be received by RLI in proper form not later than twelve (12) months prior to the date payments are to commence to the Participant;

(b)           The commencement of installments may be delayed five (5) years from the date payments would otherwise commence without this subsequent election, if and to the extent required by Code § 409A or any regulations or other guidance issued by the Treasury Department thereunder; and

(c)           A subsequent election cannot reduce the number of annual installments the Participant will receive.

4.4.         Special Rules.

4.4.1.      Key Employee Exception.  If a Participant becomes an Employee and subsequently has a “separation for service” (within the meaning of Code § 409A(a)(2)(A)(i)), his/her initial installment (or lump-sum payment, if applicable) shall be delayed to the extent necessary to comply with Code § 409A(a)(2)(B)(i) or any regulations or other guidance issued by the Treasury Department thereunder.

4.4.2.      Cash-Out of Small Amounts.  Any contrary provision or election notwithstanding, if the Participant’s Account balance is less than one hundred thousand dollars ($100,000) as of the date installments are to commence, the Account shall be paid to the Participant in a single lump-sum, as full settlement of all benefits due under the Plan; provided that, for purposes of applying the one hundred thousand dollar ($100,000) cash-out limit, all nonqualified deferred compensation amounts payable to the Participant by RLI and its Affiliates shall be aggregated if and to the extent required under Code § 409A or any regulations or other guidance issued by the Treasury Department thereunder.

4.5.         Medium of Payments.  All payments to a Participant shall be made in shares of RLI Stock.  Unless the shares have been registered under the Securities Act of 1933 (the “Act”), are otherwise exempt from the registration requirements of the Act, are the subject of a favorable no action letter issued by the Securities and Exchange Commission, or are the subject of an opinion of counsel acceptable to RLI to the effect that such shares are exempt from the registration requirements of the Act, the certificates representing such shares shall contain a legend precluding the transfer of such shares except in accordance with the provisions of Rule 144 of the Act, as the same may be amended from time to time.

ARTICLE 5

DEATH BENEFITS

5.1.         Death Benefits.

5.1.1.      Benefits When Participant Dies Before Commencement of Payments.  If the Participant dies before his/her installments commence, the Participant’s Account balance shall be paid to the Participant’s Beneficiary as follows:

(a)           If the Participant has made a valid election under Sec. 4.3, payments shall be made in ten (10) or fifteen (15) annual installments, as elected by the Participant.

(b)           Otherwise, payments shall be made in five (5) annual installments.

The first installment shall be paid on, or as soon as administratively practicable after, the January 1 following the Year in which the Participant’s death occurs.  The remaining installments shall be paid on, or as soon as administratively practicable after, each subsequent January 1.  The amount of each installment shall be determined using the “fractional” method described in Sec. 4.2(b).

5.1.2.      Benefits When Participant Dies After Commencement of Payments.  If the Participant dies after his/her installments commence and the Participant has an Account balance at his/her death, the remaining Account balance shall be paid to the Participant’s Beneficiary in the same manner as if the Participant were still living.

5.1.3.      Medium of Payments.  All payments to a Beneficiary shall be made in shares of RLI Stock, subject to any legend precluding transfer that is required under Sec. 4.5.

5.1.4.      Cash-Out of Small Amounts.  Any contrary provision or election notwithstanding, if the amount payable to the Beneficiary is less than one hundred thousand dollars ($100,000) as of the date installments are to commence, the benefit shall be paid to the Beneficiary in a single lump-sum, as full settlement of all benefits due under the Plan, subject, however, to any limitation on such cash-out under Code § 409A or any regulations or other guidance issued by the Treasury Department thereunder.

5.2.         Designation of Beneficiary.

5.2.1.      Persons Eligible to Designate.  Any Participant may designate a Beneficiary to receive any amount payable under the Plan as a result of the Participant’s death, provided that the Beneficiary survives the Participant.  The Beneficiary may be one or more persons, natural or otherwise.  By way of illustration, but not by way of limitation, the Beneficiary may be an individual, trustee, executor, or administrator.  A Participant may also change or revoke a designation previously made, without the consent of any Beneficiary named therein.

5.2.2.      Form and Method of Designation.  Any designation or a revocation of a prior designation of Beneficiary shall be in writing on a form acceptable to RLI and shall be filed with RLI.  RLI and all other parties involved in making payment to a Beneficiary may rely on the latest Beneficiary designation on file with RLI at the time of payment or may make payment pursuant to Sec. 5.2.3 if an effective designation is not on file, shall be fully protected in doing so, and shall have no liability whatsoever to any person making claim for such payment under a subsequently filed designation of Beneficiary or for any other reason.

5.2.3.      No Effective Designation.  If there is not on file with RLI an effective designation of Beneficiary by a deceased Participant, the Beneficiary shall be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)           The Participant’s spouse.  (A “spouse” is a person of the opposite sex to whom the Participant is legally married, including a common-law spouse if the marriage was entered into in a state that recognizes common-law marriages and RLI has received acceptable proof and/or certification of common-law married status.)

(b)           The Participant’s then living descendants, per stirpes.

(c)           The individuals entitled to inherit the Participant’s property under the law of the state in which the Participant resides immediately before his/her death, in the proportions determined under such law.

Determination of the identity of the Beneficiary in each case shall be made by RLI.

5.2.4.      Successor Beneficiary.  If a Beneficiary who survives the Participant subsequently dies before receiving the complete payment to which the Beneficiary was entitled, the successor Beneficiary, determined in accordance with the provisions of this section, shall be entitled to the payments remaining.  The successor Beneficiary shall be the person or persons surviving the Beneficiary in the first of the following classes in which there is a survivor, share and share alike:

(a)           The Beneficiary’s spouse.  (A “spouse” is a person of the opposite sex to whom the Beneficiary is legally married, including a common-law spouse if the marriage was entered into in a state that recognizes common-law marriages and RLI has received acceptable proof and/or certification of common-law married status.)

(b)           The Beneficiary’s then living descendants, per stirpes.

(c)           The individuals entitled to inherit the Beneficiary’s property under the law of the state in which the Beneficiary resides immediately before his/her death, in the proportions determined under such law.

ARTICLE 6

PAYMENT PROCEDURES

6.1.         Application for Benefits.  Benefits shall be paid to Participants automatically (without a written request) at the time and in the manner specified in the Plan.  Benefits shall be paid to a Beneficiary upon RLI’s receipt of a written request for the benefits, including appropriate proof of the Participant’s death and the Beneficiary’s identity and right to payment.

6.2.         Deferral of Payment.  If there is a dispute regarding a Plan benefit, RLI, in its sole discretion, may defer payment of the benefit until the dispute has been resolved.

ARTICLE 7

ADMINISTRATION

7.1.         Administrator.  RLI shall be the administrator of the Plan.  RLI shall control and manage the administration and operation of the Plan and shall make all decisions and determinations incident thereto.  Except with respect to the ordinary day-to-day administration of the Plan, action on behalf of RLI must be taken by one of the following:

(a)           The Board; or

(b)           The Nominating/Corporate Governance Committee of the Board.

7.1.1.      Delegation.  The ordinary day-to-day administration of the Plan may be delegated by the chief executive officer of RLI to an individual or a committee.  Such individual or committee shall have the authority to delegate or redelegate to one or more persons, jointly or severally, such functions assigned to such individual or committee as such individual or committee may from time to time deem advisable.

7.1.2.      Automatic Removal.  If any individual or committee member to whom responsibility under the Plan is allocated is a director, officer or employee of RLI or an Affiliate when responsibility is so allocated, then such individual shall be automatically removed as a member of a committee at the earliest time such individual ceases to be a director, officer or employee of RLI or an Affiliate.  This removal shall occur automatically and without any requirement for action by RLI or any notice to the individual so removed.

7.1.3.      Conflict of Interest.  If any individual or committee member to whom responsibility under the Plan is allocated is also a Participant or Beneficiary, he/she shall have no authority as such member with respect to any matter specifically affecting his/her individual interest hereunder (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to the other members to the exclusion of such Participant or Beneficiary, and such Participant or Beneficiary shall act only in his/her individual capacity in connection with any such matter.

7.1.4.      Binding Effect.  The determination of the Board or the Nominating/Corporate Governance Committee of the Board in any matter within its authority shall be binding and conclusive upon RLI and all persons having any right or benefit under the Plan.

7.1.5.      Third-Party Service Providers.  RLI may from time to time appoint or contract with an administrator, recordkeeper or other third-party service provider for the Plan.  Any such administrator, recordkeeper or other third-party service provider will serve in a nondiscretionary capacity and will act in accordance with directions given and procedures established by RLI.

7.2.         Benefits Not Transferable.  No Participant or Beneficiary shall have the power to transmit, alienate, dispose of, pledge or encumber any benefit payable under the Plan before its actual payment to the Participant or Beneficiary.  Any such effort by a Participant or Beneficiary to convey any interest in the Plan shall not be given effect under the Plan.  No benefit payable under the Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before its actual payment to the Participant or Beneficiary.

7.3.         Benefits Not Secured.  The rights of each Participant and Beneficiary shall be solely those of an unsecured, general creditor of RLI.  No Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of RLI.

7.4.         RLI’s Obligations.  RLI shall provide the benefits under the Plan.  RLI’s obligation may be satisfied by distributions from a trust fund created and maintained by RLI, in its sole discretion, for such purpose.  However, the assets of any such trust fund shall be subject to claims by the general creditors of RLI in the event RLI is (i) unable to pay its debts as they become due, or (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

7.5.         Withholding Taxes.  RLI shall have the right to withhold (and transmit to the proper taxing authority) such federal, state or local taxes as it may be required to withhold by applicable laws.  Such taxes may be withheld from any benefits due under the Plan or from any other compensation to which the Participant is entitled from RLI and its Affiliates.

7.6.         Service of Process.  The chief executive officer of RLI is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.

7.7.         Limitation on Liability.  Neither RLI’s officers nor any member of its Board nor any individual or committee to whom RLI delegates responsibility under the Plan in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant.  Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of RLI for such payments as an unsecured, general creditor.  After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person(s), as the case may be, shall have no further right or interest in the other assets of RLI in connection with the Plan.  Neither RLI nor any of its officers nor any member of its Board nor any individual or committee to whom RLI delegates responsibility under the Plan shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of RLI.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1.         Amendment.  RLI reserves the power to amend the Plan either prospectively or retroactively or both, in any respect, by action of its Board; provided that, no amendment shall be effective to reduce or divest benefits payable with respect to the Account of any Participant or Beneficiary without his/her consent.  No amendment of the Plan shall be effective unless it is in writing and signed on behalf of RLI by a person authorized to execute such writing.  No oral representation concerning the interpretation or effect of the Plan shall be effective to amend the Plan.

8.2.         Termination.  RLI reserves the right to terminate the Plan at any time by action of its Board; provided that, the termination of the Plan shall not reduce or divest benefits payable with respect to the Account of any Participant or Beneficiary or negate the Participant’s or Beneficiary’s rights with respect to such benefits.

ARTICLE 9

MISCELLANEOUS

9.1.         Effect on Other Plans.  This Plan shall not alter, enlarge or diminish any person’s rights or obligations under any other benefit plan maintained by RLI or any Affiliate.

9.2.         Effect on Service.  Neither the terms of this Plan nor the benefits hereunder nor the continuance thereof shall be a term of the service of any Director.  RLI shall not be obliged to continue the Plan.  The terms of this Plan shall not give any Director the right to continue serving as a member of the Board, nor shall it create any obligation on the part of the Board to nominate any Director for reelection by RLI’s stockholders.

9.3.         Disqualification.  Notwithstanding any other provision of the Plan or any designation made under the Plan, any individual who feloniously and intentionally kills a Participant shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant.  A final judgment of conviction of felonious and intentional killing is conclusive for this purpose.  In the absence of a conviction of felonious and intentional killing, RLI shall determine whether the killing was felonious and intentional for this purpose.

9.4.         Rules of Document Construction.  Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular article, section or paragraph of the Plan unless the context clearly indicates to the contrary.  The titles given to the various articles and sections of the Plan are inserted for convenience of reference only and are not part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.  Written notification under the Plan shall include such other methods (for example, facsimile or e-mail) as RLI, in its sole discretion, may authorize from time to time.

9.5.         References to Laws.  Any reference in the Plan to a statute shall be considered also to mean and refer to the applicable regulations for that statute. Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

9.6.         Choice of Law.  The Plan has been executed in the State of Illinois and has been drawn in conformity to the laws of that state and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Illinois (without regard to its conflict of law principles).

9.7.         Binding Effect.  The Plan shall be binding upon and inure to the benefit of the successors and assigns of RLI, and the Beneficiaries, personal representatives and heirs of the Participant.

IN WITNESS WHEREOF, RLI has cause the Plan to be executed by its duly authorized officers as of the 17th day of December, 2004.

RLI CORP.

By:	/s/ Kim J. Hensey

	Its:	Vice President/Corporate Secretary

And

By:	/s/ Jonathan E. Michael

	Its:	President & CEO